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                                                                   Exhibit 14(C)


                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors of Nationwide Life Insurance Company of America and Policyholders of Nationwide Provident VLI Separate Account 1:

We consent to the use of our reports for Nationwide Provident VLI Separate Account 1 dated March 31, 2003, for Nationwide Life Insurance Company of America and Subsidiaries dated January 28, 2003 and for Provident Mutual Life Insurance Company and Subsidiaries dated January 28, 2003 included herein, and to the reference to our firm under the heading "Experts" in the Statement of Additional Information (333-82613).


/s/ KPMG LLP
KPMG LLP
Philadelphia, PA
April 23, 2003